Exhibit (a)(22)

DEUTSCHE GLOBAL/INTERNATIONAL FUND, INC.

ARTICLES OF AMENDMENT

(CHANGING NAME OF CORPORATION PURSUANT TO SECTION 2-605(A)(1)
CHANGING NAME OF SERIES PURSUANT TO SECTION 2-605(A)(2))

Deutsche Global/International Fund, Inc., a Maryland corporation (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article FIRST, Section 1.1 of the Charter of the Corporation is hereby amended to read as follows:

“NAME: The name of the corporation is

Deutsche DWS Global/International Fund, Inc.”

SECOND: The Charter of the Corporation is hereby amended to provide that shares of authorized capital stock of the Corporation currently designated as (i) the “Deutsche Emerging Markets Fixed Income Fund” series is hereby changed to and redesignated as the “DWS Emerging Markets Fixed Income Fund” series; (ii) the “Deutsche European Equity Fund” series is hereby changed to and redesignated as the “DWS European Equity Fund” series; (iii) the “Deutsche Global Infrastructure Fund” series is hereby changed to and redesignated as the “DWS RREEF Global Infrastructure Fund” series; (iv) the “Deutsche Global Small Cap Fund” series is hereby changed to and redesignated as the “DWS Global Small Cap Fund” series; (v) the “Deutsche High Conviction Global Bond Fund” series is hereby changed to and redesignated as the “DWS High Conviction Global Bond Fund” series; and (vi) the “Deutsche International Growth Fund” series is hereby changed to and redesignated as the “DWS International Growth Fund” series.

THIRD: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption of the series of capital stock changed and redesignated pursuant to Article SECOND above are not changed by these Articles of Amendment.

FOURTH: A majority of the entire Board of Directors of the Corporation, acting at a meeting duly called and held on May 16, 2018, adopted resolutions approving the amendments to the Charter of the Corporation as described above. The amendments are limited to changes expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

FIFTH: These Articles of Amendment shall become effective on July 2, 2018.

[signatures begin on next page]

IN WITNESS WHEREOF, Deutsche Global/International Fund, Inc. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its President and attested to by its Secretary on this 16th day of May 2018; and its President acknowledges that these Articles of Amendment are the act of Deutsche Global/International Fund, Inc., and she further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of her knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST	DEUTSCHE GLOBAL/INTERNATIONAL FUND, INC.

/s/ John Millette	/s/ Hepsen Uzcan
John Millette	Hepsen Uzcan
Secretary	President